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NEWS RELEASE                                               Contact: Rick Barraza
                                                         408-995-5115, ext. 1125



          CALPINE PRICES RULE 144A OFFERING FOR $300 MILLION OF 7 7/8%
                              SENIOR NOTES DUE 2008


               (SAN JOSE, CA)--March 26, 1998--Calpine Corporation [NYSE:CPN], the San Jose, CA-based power company, announced today that it has priced its Rule 144A offering of $300 million principal amount of 7 7/8% Senior Notes Due 2008.

               The Company increased the principal amount of the offering from the $200 million previously announced. Calpine expects to close the sale of the Senior Notes on March 31, 1998.

               The Company expects to use the proceeds from the offering to refinance existing indebtedness and for general corporate purposes, including the acquisition and development of power generation facilities.

               The Senior Notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

               Calpine Corporation is a leading power company dedicated to providing customers with low-cost electricity and thermal energy. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information on Calpine, visit its website at www.calpine.com.